EXHIBIT 99.1

SiGA[LOGO]

Contact:
Dr. Bernard Kasten
SIGA Technologies, Inc.
Chief Executive Officer
(212) 672-9100

        FDA APPROVES SIGA'S INVESTIGATIONAL NEW DRUG APPLICATION FOR ITS
                             SMALLPOX DRUG SIGA-246

New York, December 13, 2005 -- SIGA Technologies, Inc. (NASDAQ: SIGA) announced today that the U.S. Food and Drug Administration (FDA) accepted its Investigational New Drug (IND) application to begin Phase I clinical trials of SIGA-246, its lead smallpox drug. In order to expedite the program, the FDA granted SIGA-246 Fast-Track status.

SIGA Technologies will start Phase I clinical trials to evaluate SIGA-246 in healthy volunteers. The Phase I human trials will be performed at the Biodefense Clinical Research Branch of the National Institute of Allergy and Infectious Diseases (NIAID), which is part of the federal government's National Institutes of Health (NIH). The primary objective of the study will be to evaluate the safety and tolerability of single escalating doses of SIGA-246.

SIGA-246, an orally active compound, has demonstrated significant antiviral activity in various animal models of poxvirus disease, including the complete protection of golden ground squirrels from lethal doses of monkeypox virus.

Smallpox virus, classified as a Category A agent by the Center for Disease Control (CDC), is considered one of the most significant threats for use as a biowarfare agent. It is easily transmissible from person to person, is hardy in the environment, and can be readily delivered. Routine smallpox vaccinations were discontinued in the United States in 1972. More than 223 million Americas have never been vaccinated. Smallpox has high mortality rates (30%) with up to 90% morbidity. Weaponized smallpox virus may have an incubation period as short as 7 days, allowing very little time for vaccine administration.

The use of current live vaccines for mass immunizations of the general population is not recommended because available vaccines are known to cause complications in certain individuals, including encephalitis, myocarditis, disseminated vaccinia virus infection, and death. 10% to 20% of the population cannot be vaccinated because of immunocompromised status or other medical conditions. At present there is no smallpox treatment stockpiled for the general population.

Dr. Dennis E. Hruby, SIGA's Chief Scientific Officer, said, "A Phase I clinical trial of SIGA-246 is a critical step towards insuring the availability of a smallpox drug that can fight this dreaded disease without serious side effects. This nation needs a self-administrable antiviral drug in order to provide immediate protection in the event of the deliberate release of smallpox virus. Based upon the data generated to date, we believe that SIGA-246 will be a safe and effective drug for the treatment of smallpox."

SIGA's Chief Executive Officer, Bernard L. Kasten, MD stated, "The success of SIGA-246 in animal trials and pre-clinical studies is very encouraging. We look forward to initiating human safety trials and advancing SIGA-246 toward New Drug Application approval." Dr. Kasten continued, "We appreciate the support we have received from the NIAID and the NIH in bringing SIGA-246 to this stage of its development."


About SIGA Technologies, Inc.

SIGA Technologies is applying viral and bacterial genomics and sophisticated computational modeling in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. SIGA has the potential to

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become a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria. In addition to
smallpox,   SIGA  has  antiviral  programs  targeting  other  Category  A  viral pathogens, including arenaviruses (Lassa Fever Virus, Junin, Macupo, Guanarito, and Sabia), Lymphocytic choriomeningitis virus (LCMV), Dengue, the filoviruses, Ebola and Marburg. For more information about SIGA, please visit SIGA's Web site at www.siga.com.

Forward-looking statements

This Press Release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that (a) potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (b) SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (c) SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, (d) SIGA may not be able to secure funding from anticipated government contracts and grants, and (e) SIGA may not be able to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this Press Release and the above-mentioned presentation, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in other documents that SIGA has filed with the Commission. SIGA urges investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, SIGA undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

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